Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES NOVEMBER CASH DISTRIBUTION
     DALLAS, Texas, November 17, 2008 – U.S. Trust, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.152055 per unit, payable on December 12, 2008, to unit holders of record on November 28, 2008.
     This month’s distribution decreased due primarily to a decrease in the price of both oil and gas and a decline in production of both oil and gas compared to the previous month that was affected by curtailment of the entire oil and gas industry by Hurricanes Gustav and Ike. Although direct effects on the production of the Trust were nominal, the domestic market of transportation and processing were hindered for a few days of the month and have since returned to normal levels. This would primarily reflect production for the month of September.
     The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 54,919 bbls and 189,187 mcf. The average price for oil was $101.20 per bbl and for gas was $9.44 per mcf. Capital expenditures were approximately $1,412,374. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
			Oil	Gas
	Oil (bbls)	Gas (mcf)	(per bbl)	(per mcf)
Current Month	54,919	189,187	$101.20	$9.44

Prior Month	65,490	338,845	$113.53	$11.17
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free – 877.228.5085